EXHIBIT 99

Contact: Medical Discoveries, Inc.	FOR IMMEDIATE RELEASE
208-736-1799

MEDICAL DISCOVERIES, INC. ANNOUNCES GOALS FOR 2004

Completion Of Preclinical Research, IND Top MDI List

TWIN FALLS, IDAHO, January 14, 2004 – Medical Discoveries, Inc. (OTC-BB as MLSC) has presented shareholders with management’s milestone goals for the company during 2004. The following information has been published on the company’s website at: www.medicaldiscoveries.com

To Our Shareholders:

Your management team believes 2004 will be a pivotal year in our efforts to restart our company, erase ten years of mismanagement and waste, and drive shareholder value. We are confident that we now stand ready to implement that which we have been planning and funding since we joined MDI three years ago and began the restructuring process.

MDI’s promise of novel therapeutic technology for anti-infective applications is much closer now to realization than it was three years ago. Medical Discoveries, Inc. is an early stage biopharmaceutical development company, focused on the advancement of its patented anti-infective technology. MDI’s electrolyzed solution of free radicals represents a novel approach to treating its initial target indication, HIV. MDI plans in the near future to conclude its pre-clinical work and enter the clinic in its initial target indication, and develop this therapy for additional target indications.

Our current team has made progress to date in its efforts to establish a viable therapeutic development program for MDI. We have determined the 2004 milestones with which we will continue pre-qualification for regulatory approvals and drive shareholder value. However, we would first like to begin by giving you a brief overview of our recent past and then move to the strategy for this year and beyond.

OVERVIEW OF PROGRESS

When we joined MDI in July of 2000, the company was in poor shape; there were no revenues, it was poorly capitalized, it had a failed testing program, and an unmanageable debt overhang. MDI had not filed timely SEC reports for several years and the company had been de-listed from the OTC Bulletin Board and sent to the Pink Sheets. The company had lost momentum by not following up on the expensive testing and research it had performed during the 1990’s, and had lost focus, diverting resources to non-core activities unrelated to the focus of developing anti-infective applications. Several basic patents had been allowed to lapse and there was no apparent business strategy in operation. In short, the company had stalled, and appeared to be “dead in the water”.

Judy Robinett, the current CEO, was brought into this situation and asked to restructure, turnaround or restart MDI. She began by creating a small cadre of dedicated consultants for executive management tasks. Judy focused on clinical research, capital formation, financial reporting, legal compliance, and intellectual property development. Additionally, counsel has been retained for marketing and licensing functions as well as legal, patent strategy, audit and controls, and capital markets interaction. Our legal counsel is Stoel Rives, our patent counsel is Mayer Brown Rowe & Maw, our investment banker is CK Cooper and our audit firm is Balukoff, Lindstrom & Co. This dedicated team has remained with MDI and additional resources have been added. During this time of redirection and reconstruction, Judy has deferred most of her compensation, as have several of the consultants and certain of our counsel, until appropriate full-time employment salaries and fees can be paid.

In the more than three years since we came on board, these efforts have largely been successful. We have shut down a failed joint venture, retired a significant portion of the debt, inventoried and characterized the company’s past sponsored research and testing activities, developed a strategy for reaching clinical development of our therapy in our initial target indication, and recovered and secured MDI’s intellectual property portfolio. MDI has resumed regular SEC reporting, recovered its OTC status and is now a fully compliant public corporation. Since 2000, a great deal of executive management’s time has been spent in raising the funds to pay for these accomplishments.

2004 AS A YEAR OF GROWTH FOR MDI

As 2004 unfolds, we are now well-positioned and have sufficient capitalization to accomplish several important milestones, from both an administrative and development perspective:

Administrative	Development

• Eliminate an additional portion of the current debt overhang — Q1 ‘04	• Complete MDI-P pre-clinical research — Q3 ‘04
• Complete a $1m private placement — Q1 ‘04	• Complete MDI-P CMC/CGMP data — Q3 ‘04
• Establish a patent strategy for additional new intellectual property — Q1 ‘04	• Choose additional target indications — Q3 ‘04
• Complete 5 year strategic plan — Q2 ‘04	• File an IND for MDI-P in HIV — Q4 ‘04

As each milestone is achieved, we will issue a press release to help our shareholders continue to track the progress we are making toward testing completion, regulatory approvals and ultimate product sales and profitability.

THERAPEUTIC PRODUCT DEVELOPMENT IS RISKY AND EXPENSIVE

New therapeutic product development is lengthy, risky, and expensive, as many of our long time shareholders can attest. It is estimated that it currently takes on average 12.5 years for a therapy to be developed from target identification to commercialization. Of 5,000 compounds that enter preclinical development, only 5 may eventually enter human clinical trials and only one may reach the market. The estimated cost associated with developing each commercialized therapy has been estimated at an average of $600 million and may be closer to $800 million, including product failures. The chart below demonstrates typical time required to develop a therapeutic product.

	Preclinical Workup			Human Clinical Trials			Approval Process

	Discovery	Preclinical	IND Filing	Phase I	Phase II	Phase III	NDA Filing	Total

Years	4.2	1.6	30 days	1.5	1.5	2.5	1.2	12.5
Test Population	None	Animals	NA	10-200	20-500	50-5,000
Purpose	Target Discovery and Validation	Toxicology and Safety	Regulatory	Safety	Efficacy	Side Effects and Efficacy	Regulatory

Probability of Getting to Market	0.01%	0.40%	NA	20.00%	41.00%	65.00%	90.00%	100.00%
Probability of Advancing	NA	NA	NA	70.00%	50.00%	80.00%	NA	NA

A majority of therapeutics fails because of toxicity issues. We believe, and hope to prove in clinical research, that our MDI-P product has a higher likelihood of getting to market as a result of the early indication of a low toxicity profile evidenced in pre-clinical development.

IN CONCLUSION

To summarize, we have made significant progress in cleaning up the situation we encountered in 2000. We are poised to accomplish the milestones we have outlined above for 2004. We are confident that Medical Discoveries, Inc. is now well positioned to realistically work toward the promise made in 1991 by a visionary doctor and a group of dedicated supporters: to develop a company that provides novel therapies and focuses on shareholder value – a combination that will take MDI from pre-clinical development, through human testing, to regulatory filing and acceptance and into the fight against infectious disease, to the benefit of humanity.

Formed in 1991, Medical Discoveries, Inc. is a publicly traded (OTC Bulletin Board: MLSC) development-stage biopharmaceutical research company (as defined in SFAS No.7) engaged in the research, development and validation of a new class of drugs, based upon the company’s patented and proprietary electrolysis technologies. MDI is developing active anti-viral (HIV/AIDS), anti-bacterial and anti-fungal agents for a variety of applications.

Information in this press release relating to the potential of MDI constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to: MDI’s lack of significant operating revenue to date; MDI’s need for substantial and immediate additional capital; the fact that MDI may dilute existing shareholders through additional stock issuances; the extensive governmental regulation to which MDI is subject; the fact that MDI’s technologies remain unproven; the intense competition MDI faces from other companies and other products; and MDI’s reliance upon patents and other intellectual property that may not provide meaningful protection against competitors. Additional information about these and other factors that could affect MDI’s business is set forth in MDI’s 2002 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

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